Exhibit 99.1

February 23, 2011

Mr. Ernie Pinner

Chairman

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, FL 33837

Dear Ernie:

Pursuant to our discussions, and after full consideration, I have decided that I wish to retire from the board of directors of CenterState Banks, Inc. effective February 28, 2011.

I reached this decision by objectively assessing my ability to properly respond to increased pressure from governmental agencies on corporate directors to achieve greater levels of responsibility and accountability and to be more effective at corporate governance. Responding to this challenge would require more of my time than I have been giving, and I have determined that my real estate investment activities, my new career as a novelist, and time with my family must come first. I believe that any other decision would be unfair to the company, my fellow directors, and our shareholders.

This decision was extremely difficult because of the great admiration and respect I have for you and rest of the management team and my fellow directors. Moreover, I am very excited about the future of our company and therefore sad about not being a more active participant in the great success I believe awaits us.

All the best to you and the rest of the CenterState team.

Cordially yours,

/s/ Frank Foster

Frank Foster

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